UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 16, 2006

LEGG MASON, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Light Street, Baltimore, Maryland	21202

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(410) 539-0000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 16, 2006, Legg Mason, Inc. (the "Company") entered into, and subsequently assigned to CAM North America, LLC, d/b/a ClearBridge Advisors ("ClearBridge"), a subsidiary of the Company, a lease agreement with FC Eighth Ave., LLC for office space located at The New York Times Building (the "Building"), 620 Eighth Avenue, New York, New York (the "Lease"). The premises, totaling approximately 200,000 square feet, includes the 45th through 50th floors (the "Office Space"), certain storage space located on lower floors ("Storage") and a portion of roof top space located on the 52nd floor ("Roof Top Space"). The Lease commenced upon its execution and provides for (i) an initial 16-year term with the right to renew for an additional 10-year term or two 5-year terms, subject to certain terms and conditions; and (ii) options to lease certain additional space in the Building, including a right of first offer, subject to availability and pursuant to certain terms and conditions. Initial base rent under the Lease is approximately $17.5 million per year for the Office Space and Storage, with the rent subject to an approximately $1 million per year increase every fourth year, plus an initial annual rent for the Roof Top Space equal to 10% of the Roof Top Space build-out costs, subject to an increase of 5.5% compounded every fourth year. In addition, the tenant is responsible for certain pass-through charges for increases in real estate taxes and operating expenses, electricity charges and other miscellaneous charges. Delivery of the Office Space and Storage is anticipated to be February 1, 2007 and payment of rent for the Office Space and Storage commences nine months after delivery. Payment of rent for the Roof Top Space will commence upon substantial completion of the Roof Top Space build-out. ClearBridge and Western Asset Management Company, a subsidiary of the Company, will use the offices in the Building as a replacement for offices currently occupied in a building located at 399 Park Avenue, New York, New York, which the Company will seek to sublease.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.
(Registrant)

Date: August 22, 2006	By:	/s/ Thomas P. Lemke

Thomas P. Lemke
Senior Vice President and General Counsel

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